Exhibit 99.18

Traffic Surges Past 550,000 Visits on WWW.PAZOO.COM On Pace to Top 1,000,000 for the Month Of June

CEDAR KNOLLS, N.J. - Pazoo, Inc. (OTCQB: PZOO) (German WKN#: A1J3DK) is pleased to report that total visits through June 18, 2013 has exceeded 550,000 compared to 404,248 for the whole month of May. Based on current daily numbers, traffic in the month of June will surpass 1,000,000 visits.

A broad ranging media and social network campaign was started recently and will be ramped up week-by-week moving forward. Traffic to www.pazoo.com is now coming from a wide range of sources bringing a broad ranging demographic to the website. The genius to the business model is that a health and wellness social community providing comprehensive health and wellness information literally appeals to every demographic.

The major step of setting up, coding and programming state of the art technologies on the site was completed last week. This technology is key to the development of maximizing advertising revenue, one of the primary pillars of Pazoo's business plan. Once certain tests are completed over the next few days, the technology will then be turned on, which we expect to further increase traffic to the site and maximize advertising revenue.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website. www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

Released June 19, 2013